Exhibit 5.1

Our ref: JJH/660391-000001/6262239v2

JINKOSOLAR HOLDING CO., LTD. 1 Jingke Road Shangrao Economic Development Zone Jiangxi Province, 334100 People’s Republic of China

31 July 2013

Dear Sirs

JINKOSOLAR HOLDING CO., LTD.

We act as Cayman Islands counsel for Jinkosolar Holding Co., Ltd. (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Act") and the base prospectus (the "Prospectus") included therein, with respect to the public offering by the Company of ordinary shares with a par value of US$0.00002 (the "Shares") in the form of American Depositary Shares (the "ADSs").

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 3 August 2007 and the certificate of incorporation on change of name dated 21 October 2008.

1.2	The memorandum and articles of association of the Company as adopted by a special resolution passed on 8 January 2010 and becoming effective, conditional and immediately upon closing of the initial public offering of the Company (the "M&A").

1.3	The written resolutions of the board of directors of the Company passed on 31 July 2013 (the " Resolutions").

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 26 July 2013 (the "Certificate of Good Standing").

1.5	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the "Director's Certificate").

1.6	The Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion letter and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$10,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.00002 each.

3.3	On the assumption that any ordinary shares (including any ordinary shares issuable upon the conversion of the Company's debt securities or the exercise of its warrants, as applicable) which are issued pursuant to the Registration Statement have been duly authorised prior to issuance, when such ordinary shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Registration Statement and/or the Prospectus (including any supplement thereto) and registered in the register of members (shareholders), the ordinary shares will be legally issued and allotted, and credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such ordinary shares).

3.4	The liability of shareholders of the Company is limited to the amount, if any, unpaid on their shares. On the basis that all such shares in the Company are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

4	Qualifications

This opinion is subject to the qualification and limitation that under the Companies Law (2012 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2012 Revision) directs or authorises to be inserted therein. A third party interest in the ordinary shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

 /s/ Maples and Calder

Maples and Calder